BroadVision Contact:
Peter Chu
Investor Relations
(650)295-0716 x 7177
ir1@broadvision.com

BroadVision Announces First Quarter 2012 Results

REDWOOD CITY, CA — April 25th, 2012 — BroadVision, Inc. (NASDAQ: BVSN) an innovative provider of online commerce and business social networking solutions, today reported financial results for its first quarter ended March 31, 2012. Revenues for the first quarter were $3.8 million, compared with revenues of $4.2 million for the fourth quarter ended December 31, 2011 and $5.1 million for the comparable quarter of 2011.

License revenue for the first quarter of 2012 was $1.4 million, compared with $1.6 million for the prior quarter and $1.5 million for the comparable quarter of 2011. The majority of the first quarter license and subscription revenue was generated from the company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale™ solutions. Revenue during the quarter was generated from sales to both new and existing customers such as BMIT Inc., Centre National de l'Expertise Hospitalière, Club Méditerranée, Front Burner Restaurants, Vias Y Construcciones S.A., and several other brand-name global customers.

In the first quarter of 2012, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $1.3 million, or $0.29 per basic and diluted share, as compared with GAAP net loss of $1.8 million, or $0.40 per basic and diluted share, for the fourth quarter of 2011 and GAAP net loss of $0.4 million, or $0.09 per basic and diluted share, for the comparable quarter of 2011.

As of March 31, 2012 the Company had $55.3 million of cash and cash equivalents and short-term investments, compared to a combined balance of $54.4 million as of December 31, 2011 and $60.9 million as of March 31, 2011.

"Although Q1 is a seasonally slower quarter, as reflected in the 10 percent revenue decline  compared to Q4, we achieved a number of important milestones during the quarter, especially in the business development front," said Dr. Pehong Chen, President and CEO, BroadVision. "Continuing our two-pronged go-to-market strategy, we made very good progress in developing new channel partners across the globe via our Clearvale PaasPort program and on driving adoption via our Clearvale Social Enterprise Transformation (SET) program. As social business and cloud computing reach the mainstream, we believe Clearvale is very well positioned to dramatically change how people and businesses collaborate and in doing so transform the entire industry."

Conference Call Information
BroadVision management will host a conference call today, Wednesday, April 25th, 2012, at 2:00PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing: 1-866-200-6965, with pin code 62051100#. Callers outside North America should call +1-646-216-7221 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision
Driving innovation since 1993, BroadVision (NASDAQ: BVSN) is an innovative provider of e-business and social networking solutions for organizations seeking to grow profitably by improving online business processes through invited participation and social interaction. Our solutions -- including Clearvale, the world's first network of networks for the socially driven enterprise -- enable mission-critical e-business for next-generation organizations around the globe. The customers benefiting from BroadVision® solutions include Aeroxchange Ltd., Centre for Railway Information Systems, Controller General of Defence Accounts, Fiat S.p.A., Front Burner Restaurants, Hilti AG, Iberia, Indian Railways Catering and Tourism Company, Kotak Mahindra Bank Ltd., Malayala Manorama Co. Ltd., Promart Retail India Pvt. Ltd., SINA, SOFTBANK TELECOM Corp., Thomas Cook India Ltd., Vodafone, and more. Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements
Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including statements about the potential growth, success and customer adoption of BroadVision’s Clearvale solutions, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	31-Mar	31-Dec
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$55,287	$54,414
Other current assets	5,508	6,301
Total current assets	60,795	60,715
Other non-current assets	298	287
Total assets	$61,093	$61,002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$9,620	$10,296
Other non-current liabilities	940	936
Total liabilities	10,560	11,232
Total stockholders’ equity	50,533	49,770
Total liabilities and stockholders’ equity	$61,093	$61,002

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended
	31-Mar
	2012	2011

Revenues:
Software licenses	$1,399	$1,453
Services	2,422	3,667
Total revenues	3,821	5,120

Cost of revenues:
Cost of software licenses	3	6
Cost of services	1,293	1,737
Total cost of revenues	1,296	1,743

Gross profit	2,525	3,377

Operating expenses:
Research and development	1,634	1,865
Sales and marketing	1,509	1,615
General and administrative	1,066	1,137
Restructuring charge	10	101
Total operating expenses	4,219	4,718

Operating loss	(1,694)	(1,341)

Other income, net	331	990

(Loss) before income taxes	(1,363)	(351)

Benefit (provision) for income taxes	16	(42)

Net loss	$(1,347)	$(393)

Basic loss per share	$(0.29)	$(0.09)
Diluted loss per share	$(0.29)	$(0.09)

Shares used in computing:
Weighted average shares-basic	4,581	4,486
Weighted average shares-diluted	4,581	4,486